                                               FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-180965
AXA Equitable Life Insurance Company

SUPPLEMENT DATED OCTOBER 21, 2013 TO THE CURRENT PROSPECTUS FOR

INCENTIVE LIFE LEGACY(R) II/INCENTIVE
LIFE OPTIMIZER(R) II

--------------------------------------------------------------------------------

FOR USE IN NEW YORK ONLY

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ''Prospectus''). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to describe the Long-Term Care Services Rider/SM/ that is available in New York on or about October 21, 2013.

The current national version of the Long-Term Care Services/SM/ Rider is described in your current prospectus under "More information about policy features and benefits." "Appendix II: Policy Variations" describes policy variations that differ from what is described in the prospectus but may have been in effect at the time your policy was issued. "Appendix III: State contract availability and/or variations of certain features and benefits" describes certain variations from the standard Long-Term Care Services/SM/ Rider that are specific to the form of the rider sold in New York.

I. UPDATE TO APPENDIX II: POLICY VARIATIONS

   This Supplement updates "Appendix II: Policy Variations" by adding the following new entry to the list of policy variations:

-----------------------------------------------------------------------------
 APPROXIMATE TIME PERIOD  FEATURE                   VARIATION
-----------------------------------------------------------------------------
March 17,                 Long Term Care            This form of the rider
2008-October 20, 2013     Services/SM/ Rider        is no longer available
(New York only)           (Rider Form No. R11-80NY) for purchase.
-----------------------------------------------------------------------------

II.UPDATE TO APPENDIX III: STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF
   CERTAIN FEATURES AND BENEFITS

   This Supplement deletes in its entirety the prior version of the New York section of "Appendix III: State contract availability and/or variations of certain features and benefits" and replaces it with the following:

--------------------------------------------------------------------------------------------------------
 STATE    FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------

NEW YORK  See "Long Term Care          The following paragraph replaces the third paragraph in
          Services/SM/ Rider" under    this section in its entirety:
          "Other benefits you can add
          by rider" in "More           Benefits are payable once we receive: 1) a written
          information about policy     certification from a U.S. licensed health care practitioner
          features and benefits"       that the insured person is a chronically ill individual who is receiving qualified long-term care services in accordance
                                       with a plan of care and will require continuous care for the rest of his or her life; 2) proof that the "eligibility period,"
                                       as discussed below, has been satisfied; and 3) written
                                       notice of claim and proof of loss in a form satisfactory to
                                       us. In order to continue monthly benefit payments, we
                                       require recertification by a U.S. licensed health care
                                       practitioner every twelve months from the date of the initial or subsequent certification that the insured is still a
                                       chronically ill individual receiving qualified long-term care services in accordance with a plan of care and will require continuous care for the remainder of his or her life.
                                       Otherwise, unless earlier terminated due to a change in the status of the insured or payout of the maximum total
                                       benefit amount, benefit payments will terminate at the end of the twelve month period. We also, at our own expense,
                                       may have the insured person examined as often as we may
                                       reasonably require during the period of coverage, but not
                                       more frequently than every 90 days. This rider may not
                                       cover all of the costs associated with long-term care
                                       services during the insured person's period of coverage.


                   EVM 17 (10/13)                                151161 (10/13)
                   IL Legacy II/IL Optimizer(R)
                   II (IF/NB)                                           #598714

----------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------

NEW YORK                                  MAXIMUM MONTHLY PAYMENTS
(CONTINUED)                               The maximum monthly payment limitation for this rider is
                                          as follows:

                                          Each month, the monthly benefit payment (a portion of
                                          which will be applied to repay any outstanding policy loan)
                                          for qualified long term care services for the insured person is the lesser of:

                                          1. the maximum monthly benefit (or lesser amount as
                                          requested, however, this may not be less than $500); or

                                          2. the monthly equivalent of 100% of the per day limit
                                          allowed by the Health Insurance Portability and
                                          Accountability Act or "HIPAA". To find out the current per day limit allowed by HIPAA, go to www.irs.gov. We may
                                          also include this information in your policy's annual report.

                                          At issue, the maximum monthly benefit is equal to the long term care specified amount multiplied by the benefit
                                          percentage selected. After that, the maximum monthly
                                          benefit is equal to the maximum total benefit as of the first day of the period of coverage multiplied by the benefit
                                          percentage selected, and will not change thereafter.

                                          ELIMINATION PERIOD
                                          The "Elimination Period" subsection is renamed "Eligibility
                                          Period". Accordingly, all references to the "elimination
                                          period" are replaced with references to the "eligibility
                                          period". Once the eligibility period has been satisfied,
                                          benefits will be retroactively paid for the eligibility period.

                                          PERIOD OF COVERAGE
                                          The first paragraph of the "Period of coverage" subsection is replaced in its entirety with the following:


                                          .  PERIOD OF COVERAGE. The period of coverage is the
                                          period of time during which the insured person receives
                                          services that are covered under the Long-Term Care
                                          Services/SM/ Rider and for which benefits are payable. This begins on the first day covered services are received after the end of the eligibility period, although benefits are
                                          payable retroactively to the beginning of the eligibility
                                          period. A period of coverage will end on the earliest of the following dates:

                                          1. the date we receive the notice of release which must be sent to us when the insured person is no longer receiving
                                          continuous qualified long-term care services;

                                          2. the date we determine you are no longer eligible to
                                          receive benefits under this rider;

                                          3. the date you request that we terminate benefit payments under this rider;

                                          4. the date the accumulated benefit lien amount equals the maximum total benefit;

                                          5. the date you surrender the policy;

                                          6. the date we make a payment under the accelerated
                                          death benefits rider (for terminal illness); and

                                          7. the date of death of the insured person.

--------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
--------------------------------------------------------------------------------------------------------

NEW YORK                                  The effects of a period of coverage ending as described in
(CONTINUED)                               the "Period of Coverage" subsection also apply if the
                                          contract owner exercises the fixed paid-up option during the period of coverage. It is not anticipated that there will be more than one period of coverage for the term of this rider.

                                          FIXED PAID-UP OPTION
                                          If you exercise the fixed paid-up option of your policy, your coverage under this policy will be continued in a reduced
                                          amount and there will be no further charges for this rider.

                                          If such exercise occurs during the period of coverage, the accumulated benefit lien amount will be reset to zero after policy values have been reduced as described in the Period of Coverage" subsection. The face amount of paid-up
                                          insurance will be whatever the resulting net cash surrender value will buy when applied as a net single premium.

                                          If benefits have previously been paid under this rider, the maximum monthly benefit will not change. If benefits have
                                          not previously been paid under this rider, the maximum
                                          monthly benefit will be equal to the maximum total benefit as determined immediately before the fixed paid-up option
                                          went into effect multiplied by the benefit percentage.

                                          When the fixed paid-up option goes into effect, the
                                          maximum total benefit will be re-determined as the sum of
                                          all monthly charges deducted for this rider since policy
                                          issue, excluding any such charges that were not deducted
                                          while rider benefits were being paid. This maximum total
                                          benefit will be reduced, but not below zero, by all monthly benefit payments made under this rider, including any loan repayments. However, the resulting maximum total benefit
                                          will not exceed the lesser of (a) the maximum total benefit of this rider as determined immediately before the fixed
                                          paid-up option went into effect, and (b) the face amount of paid-up insurance multiplied by the acceleration
                                          percentage.

                                          If you elect to continue coverage as described above, you
                                          will receive additional information regarding this benefit, including the available maximum total benefit.

                                          OTHER VARIATIONS
                                          The "Extension of benefits" feature is not available.

                                          The Nonforfeiture benefit is not available.

                                          The pre-existing condition limitation does not apply.

----------------------------------------------------------------------------------------------------------
 STATE       FEATURES AND BENEFITS        AVAILABILITY OR VARIATION
----------------------------------------------------------------------------------------------------------

NEW YORK     See "Tax treatment of        The benefits paid under this rider are intended to be
(CONTINUED)  living benefits rider or     treated for Federal income tax purposes as accelerated
             Long Term Care Services/SM/  death benefits under section 101 (g) of the Code on the life
             Rider under a policy with    of a chronically ill insured receiving qualified long-term care
             the applicable rider" in     services within the meaning of section 7702B of the Code.
             "Tax Information"            The benefit is intended to qualify for exclusion from income within the limits of those provisions of the Code in effect at the issuance of this rider. Receipt of these benefits may be taxable. Charges for this rider may be considered
                                          distributions for income tax purposes, and may be taxable.
                                          This rider is not intended to be a qualified long-term care insurance contract under section 7702B(b) of the Code.

                                          The long term care specified amount for this rider will not be increased by operation of section 7702 of the Code.

             Copyright 2013 AXA Equitable Life Insurance Company.
                 All rights reserved. Incentive Life Legacy is
       a registered trademarks of AXA Equitable Life Insurance Company.

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104
                                 212-554-1234